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                                                                      Exhibit 23

                       Consent of Independent Accountants

Board of Directors
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We consent to the incorporation by reference in Registration Statement Nos. 333-47241, 333-31196 and 333-65544 on Forms S-8 of Guaranty Federal Bancshares, Inc. of our report dated July 27, 2001, relating to the consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of June 30, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 2001, which report appears in the Annual Report on Form 10-K of Guaranty Federal Bancshares, Inc. for the year ended June 30, 2001.

                                  /s/ BKD, LLP

September 27, 2001
Springfield, Missouri